Filed pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-255533

Supplement dated March 28, 2022
to the Prospectus dated May 1, 2021
for Tri-Continental Corporation (the Fund)
The tables under the caption “Financial Highlights” in the Prospectus are hereby superseded and replaced with the following for the purpose of adding fiscal year-ended December 31, 2021 financial highlights to the table, such that the Fund is presenting 10 years of financial highlights through the period ended December 31, 2021.

Year ended December 31,	2021	2020	2019
Per share data
Net asset value, beginning of period	$33.26	$31.03	$26.58
Income from investment operations:
Net investment income	1.07	1.05	1.03
Net realized and unrealized gain (loss)	7.28	2.86	5.39
Total from investment operations	8.35	3.91	6.42
Less distributions to Stockholders from:
Net investment income — Preferred Stock	(0.04)	(0.04)	(0.04)
Net investment income — Common Stock	(1.05)	(1.07)	(1.01)
Net realized gains — Common Stock	(3.64)	(0.57)	(0.92)
Total distributions to Stockholders	(4.73)	(1.68)	(1.97)
Dilution in net asset value from dividend reinvestment	(0.32)	—	—
Increase resulting from share repurchases	0.13	—	—
Net asset value, end of period	$36.69	$33.26	$31.03
Adjusted net asset value, end of period(a)	$36.57	$33.14	$30.92
Market price, end of period	$33.19	$29.47	$28.20
Total return
Based upon net asset value	26.76%	14.17%	25.20%
Based upon market price	29.41%	11.31%	28.59%
Ratios to average net assets
Expenses to average net assets for Common Stock(b)	0.46% (c)	0.48%	0.49%
Net investment income to average net assets for Common Stock	2.77%	3.45%	3.32%
Supplemental data
Net assets, end of period (000's):
Common Stock	$2,005,857	$1,745,135	$1,664,401
Preferred Stock	$37,637	$37,637	$37,637
Total net assets	$2,043,494	$1,782,772	$1,702,038
Portfolio turnover	56%	67%	60%

Notes to Financial Highlights
(a)	Assumes the exercise of outstanding warrants.
(b)	In addition to the fees and expenses that the Fund bears directly, the Fund indirectly bears a pro rata share of the fees and expenses of any other funds in which it invests. Such indirect expenses are not included in the Fund’s reported expense ratios.
(c)	Ratios include interest on collateral expense which is less than 0.01%.
SUP240_12_011_(03/22)

2018	2017	2016	2015	2014	2013	2012

$29.88	$25.91	$23.49	$24.76	$23.11	$18.77	$16.77

0.99	0.93	0.90	0.81	0.73	0.69	0.63
(2.35)	4.24	2.33	(1.37)	1.70	4.36	2.00
(1.36)	5.17	3.23	(0.56)	2.43	5.05	2.63

(0.03)	(0.03)	(0.03)	(0.03)	(0.03)	(0.03)	(0.03)
(0.96)	(1.07)	(0.91)	(0.81)	(0.75)	(0.68)	(0.60)
(0.95)	(0.10)	—	—	—	—	—
(1.94)	(1.20)	(0.94)	(0.84)	(0.78)	(0.71)	(0.63)
—	—	(0.06)	(0.05)	—	—	—
—	—	0.19	0.18	—	—	—
$26.58	$29.88	$25.91	$23.49	$24.76	$23.11	$18.77
$26.48	$29.77	$25.83	$23.42	$24.68	$23.04	$18.71
$23.52	$26.94	$22.05	$20.02	$21.41	$19.98	$16.00

(4.10)%	20.82%	15.25%	(1.36%)	11.09%	27.76%	16.24%
(5.88)%	28.00%	15.08%	(2.78%)	11.11%	29.58%	16.77%

0.49%	0.49%	0.50%	0.50%	0.49%	0.50%	0.52%
3.14%	3.21%	3.59%	3.16%	2.91%	3.12%	3.28%

$1,431,211	$1,637,553	$1,470,843	$1,382,712	$1,511,285	$1,435,734	$1,183,285
$37,637	$37,637	$37,637	$37,637	$37,637	$37,637	$37,637
$1,468,848	$1,675,190	$1,508,480	$1,420,349	$1,548,922	$1,473,371	$1,220,922
63%	95%	82%	76%	76%	62%	68%

The rest of the section remains the same.
Shareholders should retain this Supplement for future reference.
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SUP240_12_011_(03/22)